UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2016

VITAXEL GROUP LIMITED

(Exact Name of Registrant as Specified in Charter)

Nevada	333-201365	30-0803939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	Wisma Ho Wah Genting, No. 35 Jalan Maharajalela, 50150 Kuala Lumpur, Malaysia
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	603.2143.2889

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 15, 2016, Lim Wee Kiat resigned as our President and Dato Lim Hui Boon was appointed to the vacated President position. Lim Wee Kiat continues to serve as our Chairman and Secretary. Dato Lim Hui Boon is the father of Lim Wee Kiat. We are compensating Dato Lim Hui Boon at the monthly rate of 25,000 Ringgit Malaysia (approximately US $6,070) but the other terms of his employment have yet to be determined and we have yet to enter into a written employment agreement with him.

Dato Lim Hui Boon, age 65, is a self-made businessman who, since his early ventures into the transportation business has, over the years, expanded into various sectors including hospitality, entertainment, mining and manufacturing. He started his business in transport and travel marketing overseas customers for Genting Group. He is the founder of the Ho Wah Genting Berhad (“HWGB”) Group of Companies which includes Ho Wah Genting Berhad, Ho Wah Genting Transport & Tour SDN BHD and Ho Wah Genting Coach Manufacturing SDN BHD. Through Dato Lim Hui Boon’s leadership, HWGB was successfully listed on the Second Board of Kuala Lumpur Stock Exchange in December 1994, and later transferred to Main Board of Bursa Malaysia Securities BHD in November 2000. He was designated as the Group President to the Board of HWGB after his resignation as an Executive Director and Chairman on June 14, 2011. He is also the founder of CVM Mineral Limited, a mining and manufacturing of magnesium ingot. The company was listed on the main board of Hong Kong Stock Exchange in December 2008. He later served as a President of the company from November 2009 to February 2013. Dato Lim Hui Boon also held other directorship due to his experience. He was the Director of HWG International Singapore Limited (listed on Singapore Exchange) from 1995 to 1998 and the Director of Paragon Union Berhard (listed on Bursa Malaysia) from 1997 to 1998.

Effective March 15, 2016, we increased the size of our board of directors from two to four persons and appointed Lee Wei Boon and Lim Chun Hoo to the vacant positions. Lee Wei Boon has served as our Chief Financial Officer and Treasurer since January 18, 2016.

Lim Chun Hoo, age 26, has served as director of Vitaxel Online Mall SDN BHD, a wholly owned subsidiary of ours, since November 5, 2015. Since November 18, 2014 he has served as the Executive Director of Ho Wah Genting Holiday SDN BHD, a travel agency specializing in the promotion of vacation packages, tours and entertainment facilities. In 2010, at the age of 21, he started his career as a costing executive at PT Ho Wah Genting, Indonesia a subsidiary of HWGB, which is in a manufacturing company and its main product is manufacturing cable and wire. He left PT Ho Wah Genting in August 2013 to join Public Bank Berhad as a Senior Share Investment Executive where he worked until May 2014. He had also started an information technology company, Beedo SDN BHD in June 2014 and is currently a Director. He received a Bachelor of Arts (Honours) in Finance and Investment Management from the University of Northumbria, Newcastle Upon Tyne, United Kingdom in 2010.

Effective March 15, 2016, we formed an Operations Committee consisting of the following four executive officers:

•	Dato Lim Hui Boon
•	Lim Wee Kiat
•	Leong Yee Ming
•	Lee Wei Boon

Dato Lim Hui Boon was appointed as the Chairman of the Operations Committee.

The Operations Committee oversees our general day to day operations and reports to our Board of Directors. The functions of the Operations Committee include, but are not limited to, the following:

•	Providing recommendations to the Board on budget, marketing and operations matters, including risk management, mitigation of risk, and meeting profit targets.
•	Recommending new programs to the Board and, subject to the Board’s approval, maintaining support for such programs and business lines.
•	Implementing risk management procedures, including our marketing and operation strategy.
•	Overseeing the Corporation’s general performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2016	VITAXEL GROUP LIMITED

	By:	/s/ Dato Lim Hui Boon
	Name:	Dato Lim Hui Boon
	Title:	President